UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
February 7, 2023

MONOLITHIC POWER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51026	77-0466789
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

5808 Lake Washington Blvd. NE, Kirkland, Washington 98033
(Address of principal executive offices) (Zip Code)

(425) 296-9956
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MPWR	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02 Results of Operations and Financial Condition.

On February 8, 2023, Monolithic Power Systems, Inc. (the “Company”) issued a press release regarding its financial results for the quarter and year ended December 31, 2022, and hosted a webinar covering its financial results. Both the press release and the webinar presentation are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated by reference herein.

The information under Item 2.02 of this Current Report on Form 8-K and Exhibits 99.1 and 99.2 attached hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), nor shall they be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the 1934 Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of a Director

On February 7, 2023, the Board of Directors (the “Board”) of the Company appointed Eileen Wynne to serve as a member of the Board, effective immediately. Ms. Wynne was appointed to serve as a Class II director whose term will expire at the annual meeting of stockholders to be held in 2024. Ms. Wynne was not appointed to serve on any committees of the Board in connection with her initial appointment as a director.

Eileen Wynne, 56, has served as interim Chief Financial Officer of IDEX Biometrics ASA (“IDEX”), a provider of fingerprint identification technologies, since August 2022, and supported IDEX on a consulting basis since December 2020. From November 1999 to June 2019, Ms. Wynne held various managerial and senior roles at Analog Devices, Inc. (“ADI”), a global semiconductor company, including Vice President and Chief Accounting Officer from May 2013 to June 2019, and interim Chief Financial Officer from March 2017 to September 2017. Prior to ADI, Ms. Wynne held various positions in private and public accounting. Ms. Wynne holds a B.A. in Financial Economics from St. Anselm College and an M.S. in Accounting from Bentley University.

In connection with her participation in the Company's standard director compensation policies and programs, Ms. Wynne was granted an initial equity award of 470 shares of restricted stock units (“RSUs”), 50% of which will vest on the one-year anniversary of the grant date and the remaining 50% of which will vest on the two-year anniversary of the grant date. In addition, Ms. Wynne will receive an annual Board retainer fee of $75,000. If Ms. Wynne is a director of the Company on the date of a change of control that occurs before the two-year anniversary of the grant date, in the event that a successor corporation refuses to assume or substitute the RSUs with an equivalent right, 100% of the shares subject to the RSU will immediately vest as of the effective date of such change of control. The Company will also reimburse Ms. Wynne all reasonable expenses in connection with her service to the Company. The foregoing description of Ms. Wynne’s offer letter does not purport to be complete and is qualified in its entirety by reference to the offer letter, which is attached as Exhibit 10.1 to this report.

Ms. Wynne executed the Company’s standard form of indemnification agreement, which is attached as Exhibit 10.2 to this report. The indemnification agreement requires the Company to indemnify Ms. Wynne to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified, among other things.

There are no arrangements or understandings between Ms. Wynne and any other persons pursuant to which Ms. Wynne was selected as a director of the Company, and there are no related party transactions between the Company and Ms. Wynne that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On February 8, 2023, the Company issued a press release announcing that the Board has approved an increase in its quarterly cash dividend from $0.75 per share to $1.00 per share. The first quarter dividend of $1.00 per share will be paid on April 14, 2023 to all stockholders of record as of the close of business on March 31, 2023. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Offer letter agreement dated February 7, 2023
10.2	Indemnification agreement dated February 7, 2023.
99.1	Press release issued on February 8, 2023.
99.2	Webinar presentation dated February 8, 2023.
99.3	Press release issued on February 8, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 8, 2023	By:	/s/ T. Bernie Blegen
T. Bernie Blegen
Chief Financial Officer